Issuer Free Writing Prospectus

Filed by Nomura Holdings, Inc.

Pursuant to Rule 433

Registration Statement No. 333-229191

January 9, 2020

Nomura Holdings, Inc.

$1,500,000,000 2.648% Senior Notes due 2025

Pricing Term Sheet

Terms of the $1,500,000,000 2.648% Senior Notes due 2025

Issuer:	Nomura Holdings, Inc.

Issue:	$1,500,000,000 2.648% Senior Notes due 2025

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,500,000,000

Original Issue Date:	January 16, 2020

Settlement Date:	January 16, 2020 (T+5)

Trade Date:	January 9, 2020

Maturity Date:	January 16, 2025

Interest Rate:	2.648% per annum, payable semiannually in arrears

Interest Payment Dates:	January 16 and July 16 of each year, commencing on July 16, 2020, to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	1.750% due 12/2024

Benchmark Spot (Price/Yield):	100 - 15+ / 1.648%

Spread to Benchmark:	100 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.350% of the principal amount

Day Count Convention:	30/360 (ISDA)

Business Day:	New York, London, Tokyo

Business Day Convention:	Following unadjusted

Listing:	Official List of the Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H AP4

ISIN:	US65535HAP47

Common Code:	209831872

Expected Security Ratings*:	BBB+ (S&P) / Baa1 (Moody’s)

Joint Lead Managers and Joint Bookrunners:

Nomura Securities International, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Lloyds Securities Inc.

Natixis Securities Americas LLC

Standard Chartered Bank

Swedbank AB (publ)

Senior Co-Manager:	Morgan Stanley & Co. LLC

Co-Managers:

ABN AMRO Securities (USA) LLC

Banco de Sabadell, S.A.

BANKIA, S.A.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Crédit Agricole Corporate and Investment Bank

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

KKR Capital Markets LLC

Mizuho Securities USA LLC

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

Société Générale

UniCredit Capital Markets LLC

*	Note:

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019 U.S.A., Telephone: 1-800-638-2268 or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 U.S.A., Telephone: 1-800-831-9146.

January 9, 2020

Nomura Holdings, Inc.

$1,500,000,000 3.103% Senior Notes due 2030

Pricing Term Sheet

Terms of the $1,500,000,000 3.103% Senior Notes due 2030

Issuer:	Nomura Holdings, Inc.

Issue:	$1,500,000,000 3.103% Senior Notes due 2030

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,500,000,000

Original Issue Date:	January 16, 2020

Settlement Date:	January 16, 2020 (T+5)

Trade Date:	January 9, 2020

Maturity Date:	January 16, 2030

Interest Rate:	3.103% per annum, payable semiannually in arrears

Interest Payment Dates:	January 16 and July 16 of each year, commencing on July 16, 2020, to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	1.750% due 11/2029

Benchmark Spot (Price/Yield):	99 - 02+ / 1.853%

Spread to Benchmark:	125 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.450% of the principal amount

Day Count Convention:	30/360 (ISDA)

Business Day:	New York, London, Tokyo

Business Day Convention:	Following unadjusted

Listing:	Official List of the Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H AQ2

ISIN:	US65535HAQ20

Common Code:	209831953

Expected Security Ratings*:	BBB+ (S&P) / Baa1 (Moody’s)

Joint Lead Managers and Joint Bookrunners:

Nomura Securities International, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Lloyds Securities Inc.

Natixis Securities Americas LLC

Standard Chartered Bank

Swedbank AB (publ)

Senior Co-Manager:	Morgan Stanley & Co. LLC

Co-Managers:

ABN AMRO Securities (USA) LLC

Banco de Sabadell, S.A.

BANKIA, S.A.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Crédit Agricole Corporate and Investment Bank

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

KKR Capital Markets LLC

Mizuho Securities USA LLC

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

Société Générale

UniCredit Capital Markets LLC

*	Note:

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019 U.S.A., Telephone: 1-800-638-2268 or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 U.S.A., Telephone: 1-800-831-9146.